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                                                                   Exhibit 23(a)

                          CONSENT OF ARTHUR ANDERSEN

          As independent public accountants, we hereby consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) and related Prospectus pertaining to the Plains Petroleum Company (a wholly-owned subsidiary of Barrett Resources Corporation) 1985 Stock Option Plan, the Plains Petroleum Company 1985 Stock Option Plan For Non Employee Directors, the Plains Petroleum Company 1989 Stock Option Plan and the Plains Petroleum Company 1992 Stock Option Plan and to the incorporation by reference therein of our report dated February 28, 1997 with respect to the financial statements of Barrett Resources Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1996.

ARTHUR ANDERSEN LLP

/s/ Arthur Andersen LLP

Denver, Colorado
June 19, 1997